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                     May 26, 2022

       Timothy K. Jugmans
       Chief Financial Officer
       EZCORP, Inc.
       2500 Bee Cave Road, Bldg One, Suite 200
       Rollingwood, TX 78746

                                                        Re: EZCORP, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2021
                                                            Filed November 17,
2021
                                                            File No. 000-19424

       Dear Mr. Jugmans:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services